Sub-Item 77I: Terms of New or Amended Securities

Effective November 30, 2017, the Goldman Sachs Dynamic Emerging
Markets Debt Fund, Goldman Sachs Dynamic Municipal Income Fund,
Goldman Sachs High Yield Floating Rate, Goldman Sachs High Yield Municipal Fund, Goldman Sachs Local Emerging Markets Debt Fund,
Goldman Sachs Long Short Credit Strategies Fund, Goldman Sachs
Short Duration Tax-Free Fund, Goldman Sachs Short-Term Conservative Income Fund and Goldman Sachs Strategic Macro Fund (each, a "Fund" and collectively, the "Funds") commenced offering Class R6 shares (the "Shares"). The terms of the Shares for the Funds are described in Post-Effective Amendment No. 633 to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on November 30, 2017 (Accession No. 0001193125-17-357523), which is incorporated by reference.